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                                                                       Exhibit 5





MARK A. WEISS
DIRECT DIAL: (513) 579-6599
FACSIMILE: (513) 579-6457
E-MAIL: MWEISS@KMKLAW.COM

                                 August 26, 2002


Cintas Corporation No. 2
Cintas Corporation
The Subsidiary Guarantors (as identified below)
c/o Cintas Corporation No. 2
6800 Cintas Boulevard
P.O. Box 625737
Cincinnati, OH  45262-5737

      Re: Form S-4 Registration Statement Relating to $225,000,000 Aggregate Principal Amount of 5-1/8% Senior Notes due 2007 and $225,000,000 Aggregate Principal Amount of 6% Senior Notes Due 2012
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Ladies and Gentlemen:

         In connection with the registration of $225,000,000 aggregate principal amount of 5-1/8% Senior Notes due 2007 (the "New 5-1/8% Notes") and $225,000,000 aggregate principal amount of 6% Senior Notes due 2012 (the "New 6% Notes", and with the New 5-1/8% Notes, the "Exchange Notes") by Cintas Corporation No. 2, a Nevada corporation (the "Company"), and the guarantees of the Exchange Notes (the "Guarantees") by Cintas Corporation, a Washington corporation (the "Parent Guarantor"), and each of the entities listed on Schedule A hereto (each, including the Parent Guarantor, a "Guarantor" and collectively, the "Guarantors"), under the Securities Act of 1933 (the "Act"), on Form S-4 filed with the Securities and Exchange Commission (the "Commission") on August 16, 2002 (the "Registration Statement"), you have requested our opinion with respect to the matters set forth below. The Exchange Notes and Guarantees will be issued pursuant to supplement (the "Supplement") to an indenture (the base Indenture and collectively with the Supplement, the "Indenture"), dated May 28, 2002, among the Company, the Guarantors and Wachovia Bank, National Association, as trustee (the "Trustee").

         In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken by the Company and the Guarantors in connection with the authorization and issuance of the Exchange Notes and the Guarantees, respectively. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion. We have examined, along with other documents, the following:

         (a)      the Indenture;

         (b)      forms of Exchange Notes; and


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Cintas Corporation No. 2
Cintas Corporation
The Subsidiary Guarantors
August 26, 2002
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         (c)      the Form of Guarantee.

         The documents described in paragraphs (a) through (c) above are referred to herein collectively as the "Transaction Documents.'

         In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies. To the extent it may be relevant to the opinions expressed herein, we have assumed that:

         (i) each party to the Transaction Documents other than the Company has the requisite organizational and legal power and authority to enter into and perform its obligations under the Transaction Documents and to consummate the transactions contemplated thereby;

         (ii) the Transaction Documents have been duly authorized, executed and delivered by each party thereto other than the Company and constitute valid and binding obligations of such other party, enforceable against each such other party in accordance with their terms;

         (iii) each party to the Transaction Documents other than the Company has complied with and will comply with all of its obligations under the Transaction Documents and all laws applicable thereto; and

         (iv) the Exchange Notes and the old notes (as defined in the Registration Statement) have been duly authenticated and delivered by the Trustee.

         We express no opinion with respect to the laws of any jurisdiction other than the States of Ohio, Nevada and Washington and the federal laws of the United States of America. For purposes of rendering the opinions set forth below, with your permission, we express our opinion as if the laws of the states of New York, California, Maryland, Virginia, Colorado and Kansas are the same as the laws of the State of Ohio, and we make no representation as to the extent to which any of such laws may differ.

         Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof:

         1. The Exchange Notes have been duly authorized by all necessary corporate action of the Company, and when executed, authenticated and executed and delivered by or on behalf of the Company against the due tender and delivery to the Trustee of the old notes in an aggregate principal amount equal to the aggregate principal amount of the Exchange Notes, will constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

         2. Each of the Guarantees that has been duly authorized by all necessary corporate action of the respective Guarantor, and when executed in accordance with the terms of the Indenture and upon due execution, authentication and delivery of the Exchange Notes against the due tender and delivery to the Trustee of the old notes in an aggregate principal amount equal to the aggregate principal amount of the


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Cintas Corporation No. 2
Cintas Corporation
The Subsidiary Guarantors
August 26, 2002
Page 3


Exchange Notes, will be the legally valid and binding obligation of the respective Guarantor, enforceable against such Guarantor in accordance with its terms.

         The opinions rendered in paragraphs 1 and 2 above relating to the enforceability of the Exchange Notes and the Guarantees are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to our affecting the rights and remedies of creditors and (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or law, and the discretion of the court before which any proceeding therefor may be brought.

         To the extent that the obligations of the Company and the Guarantors under the Indenture may be dependent upon such matters, we assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction or organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid, binding and enforceable obligation of the Trustee enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

         We hereby consent to be named in the Registration Statement and the prospectus part thereof under the heading "Legal Matters." In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                     Sincerely yours,

                                     KEATING, MUETHING & KLEKAMP, P.L.L.



                                     By: /s/ Mark A. Weiss
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                                                    Mark A. Weiss